Exhibit (10)(xvii)(b)

THE BOEING COMPANY

NON-QUALIFIED STOCK OPTION GRANT NOTICE OF TERMS

To: «Name»

BEMSID: «Employee_BEMS_ID»

As part of the Executive Compensation Program you have been granted the option to purchase shares of the Company’s common stock as follows:

Number of Shares Subject to Option: «Stock_Options» shares

Exercise Price: $xx.xx

The exercise price represents the fair market value of Boeing stock on the date of grant. For purposes of this grant, fair market value is defined as the average of the high and low per share trading prices of the Company’s common stock on the New York Stock Exchange during regular session trading for a single trading day.

The grant of the option is made pursuant to The Boeing Company 2003 Incentive Stock Plan, As Amended and Restated Effective February 23, 2009 (the “Plan”). The terms and conditions of the stock option are as set forth in the Plan and in this notice. If there is any inconsistency between the terms of this notice and the terms of the Plan, the Plan’s terms will control. A copy of the Plan Summary is attached to this notice. Exercise of all or part of this stock option constitutes acceptance of all the terms and conditions of the option grant.

For purposes of this notice the term “Company” means The Boeing Company or a subsidiary of The Boeing Company, whichever you are employed by from time to time.

Type of Option: The option is granted as a Non-Qualified Stock Option and is subject to Section 83 of the U.S. Internal Revenue Code. Non-qualified stock options are considered ordinary income when exercised and are taxed accordingly. The amount of ordinary income is the difference between the exercise price (or grant price) and the price on the date the option or a portion of it is exercised.

Date of Grant: The date of the stock option grant is [insert date of grant].

Vesting and Exercisability:

To establish a vested right to any portion of the option, you must remain employed by the Company for at least one year from the date of grant. If you remain employed by the Company for one year after the date of the grant, and the stock option has not otherwise expired, the stock option shall become vested and exercisable according to the following schedule:

Date on which Stock Option vests and becomes exercisable	Portion of Grant that vests and becomes exercisable
1 year after the date of grant	34%
2 years after the date of grant	33%
3 years after the date of grant	33%

Adjustment in Number of Shares Subject to Option:

The number of shares subject to this option will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment.

Termination:

If your employment terminates for any reason prior to the one-year anniversary of the date of grant, the stock option and all rights to exercise the option will terminate completely upon your termination of employment.

After the one-year anniversary of the date of grant, if your employment with the Company terminates for any reason prior to the date the option becomes 100% vested and exercisable in accordance with the schedule under “Vesting and Exercisability”, the non-vested portion of the stock option will not vest and the non-vested portion of the option and all rights to the non-vested portion will terminate completely upon your termination of employment. (See “When the Vested Option Expires” below for important rules on when vested options expire.)

When the Vested Option Expires:

As long as you remain employed by the Company, the stock option will expire after 10 years from the date of grant (or [insert date 10 years from date of grant]).

If your employment with the Company terminates due to death, disability, retirement or layoff, the vested portion of the option will expire at the earlier of 5 years from your termination and [insert date 10 years from date of grant].

If your employment with the Company terminates due to voluntary resignation, the vested portion of the option will expire at the earlier of 90 days from your termination and [insert date 10 years from date of grant].

The term “retirement” means retirement under the conditions that satisfy the terms of the Company’s or subsidiary’s defined benefit pension plan in which you participate. If you are an executive who is not eligible to participate in a defined benefit pension plan, “retirement” means termination of employment voluntarily by you, after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. “Disability” here means a disability entitling you to benefits under the long-term disability policy sponsored by the Company or one of its subsidiaries that applies to you.

If your employment with the Company terminates for reasons other than death, disability, retirement, layoff or voluntary resignation (such as for cause), the vested portion of your option will expire upon your termination.

It is your responsibility to be aware of an option’s expiration date so that you may consider whether or not to exercise your option before it expires.

Exercise: During your lifetime only you, your guardian or your legal representative may exercise the stock option. The Plan permits exercise of the stock option by the personal representative of your estate or the beneficiary thereof following your death. This option may be exercised only for whole shares, and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Compensation Committee.

Transfer: The stock option is not transferable except by will or applicable laws of descent and distribution.

Clawback Policy: This stock option grant is subject to the Clawback Policy adopted by the Company’s Board of Directors, which provides as follows:

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Additional Information:

Additional information about Boeing stock options, including your current stock option status report, will be provided to you annually. Further questions regarding stock options may be addressed to the Stock Option Administration Office by email at stockoptions@boeing.com or answered by visiting the internal Boeing website http://stockoptions.web.boeing.com.

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